Exhibit 99.1

Amylin Pharmaceuticals, Inc.

Q1 — 2007 Earnings Conference Call

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the first-quarter 2007 Amylin Pharmaceuticals earnings conference call. My name is Nicole and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct a question and answer session toward the end of this conference. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Ms. Alice Bahner, Executive Director of Investor Relations. Please proceed.

Alice Bahner - Amylin Pharmaceuticals, Inc. - Exec. Director, IR

Good morning. Welcome to Amylin Pharmaceuticals’ quarterly update conference call. Today’s discussion will contain forward-looking statements that involve risks and uncertainties. These risks and uncertainties are outlined in today’s press release and in our recent filings with the Securities and Exchange Commission. Our actual results could differ materially from what is discussed on today’s call.

Let me introduce the other members of the Amylin management team here today — Daniel Bradbury, President and Chief Executive Officer; Mark Foletta, Senior Vice President, Finance, and Chief Financial Officer; Alain Baron, Senior Vice President, Research. I will now turn things over to Dan.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Thanks, Alice. Good morning to all of you and thank you for joining us today.

The first quarter of 2007 has been one of continued execution across the business here at Amylin. As you know, Ginger and I completed our leadership transition this quarter and I stepped into the CEO role last month. I’m pleased to be here with members of the executive team to offer an update on our business this quarter and we look forward to an exciting future for Amylin as customers and investors.

Moving to our products, we rolled out two important changes for BYETTA — more convenient storage instructions and a new indication for use with thiazolidinediones, or TZDs, which we believe will contribute to the continued growth of BYETTA. BYETTA is now approved for use with the three most commonly prescribed classes of oral therapies for Type II diabetes.

SYMLIN also continues to see steady growth and there is the potential for increased growth with the planned introduction of a disposable pen delivery system and a new indication for patients with basal insulin, both of which are expected in the second half of 2007. We completed enrollment in the ongoing clinical study in our most important and development program for Exenatide LAR, our once-weekly version of Exenatide for Type II diabetes, and we continue to progress with other programs in our pipeline.

We’re very excited about the progress we’ve made this quarter. To start things off, I will turn things over to Mark Foletta to review our financial results.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

Thank you, Dan, and good morning. Earlier this morning, we announced our financial results for the first quarter of 2007. We reported total revenue of $172 million, including net product sales of $162 million. That is made up of $146.5 million for BYETTA and $15.5 million for SYMLIN, resulting in first quarter growth and net product sales of over 100% compared to the first quarter of 2006 and approximately 8% over the fourth quarter of 2006.

Our revenue under collaborative agreements was $10 million compared to $6.5 million for the first quarter of 2006 and consists primarily of cost sharing payments from Eli Lilly and Company to equalize development expenses for Exenatide LAR and BYETTA.

Our cost of goods sold was $15.2 million, reflecting a gross margin of approximately 91%. This compares to cost of goods sold of $9.7 million for the first quarter of 2006 and a gross margin of approximately 87%. Our selling, general and administrative expenses for the first quarter of 2007 increased to $87.8 million from $59.9 million for the first quarter of 2006. This increase was driven by expenses associated with the recent expansion of the Company’s sales force, increased promotional expenses for BYETTA and SYMLIN and increased business infrastructure to support our growth.

Research and development expenses increased to $59.6 million for the first quarter of 2007 compared to $51.8 million for the same period in 2006. The increase primarily reflects increased expenses for Exenatide LAR and continued investment in our early stage obesity programs.

Our payment to Lilly for their share of the gross margin for BYETTA, what we call collaborative profit-sharing, was $66.9 million for the first quarter of 2007 compared to $30 million for the first quarter of 2006. We reported a net loss for the quarter of $49.4 million, or $0.38 per share compared to a net loss of $67.9 million or $0.61 per share for the first quarter of 2006. At the end of the first quarter, we held approximately $635 million of cash, cash equivalents and short-term investments.

I would now like to highlight some information regarding our review of the key trends and assumptions for the remainder of 2007. As a reminder, we’ve included in these numbers the estimates for non-cash stock-based compensation in the expense categories.

We are reaffirming our previous guidance that total revenues will be in excess of $800 million in 2007, including collaborative revenue of $50 million to $60 million which is a slightly tighter range than previously guided. This collaborative revenue includes approximately $10 million in anticipated milestone payments based on European launches of BYETTA later this quarter.

With regard to expenses, we continue to expect that our selling, general and administrative expenses for 2007 will be $375 million to $400 million, which is slightly higher than our first quarter run rate. The increase reflects the planned expansion of our manufacturing capabilities in support of our facility in Ohio, increases in business infrastructure to support our continued growth and additional marketing activities. This guidance also includes approximately $35 million of non-cash stock-based compensation expense. We continue to expect that our research and development expenses for 2007 will be $250 million to $275 million, which is also slightly higher than our first quarter run rate. Let me remind you that our R&D expenses typically fluctuate from quarter to quarter. This guidance includes approximately $25 million of stock-based compensation expense and reflects the continued support of both BYETTA and SYMLIN, investment in Exenatide LAR, our obesity pipeline and other research activities.

Finally, I would like to add that our 2007 plan and this guidance contemplates a continued improvement in our operating results compared to 2006. I will now turn things back to Dan for an update on our commercial activities.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Thanks, Mark. Amylin’s mission to challenge science is exemplified by our two first-in-class medicines that meet important needs in diabetes. Over 20 million Americans have diabetes and over 85% of those are overweight. The majority of Type II patients are in poor glycemic control. By meeting two patient needs — improved glucose control with weight loss — Amylin is in a unique position to change lives.

Now a few comments on SYMLIN, our first-in-class diabetes medicine for patients with Type I and Type II diabetes who use mealtime insulin. Our field force efforts are focused on approximately 21,000 physicians who support the majority of insulin-using patients in this country. The base of SYMLIN users is growing and patients are satisfied with the dual effects of better glucose control and weight loss. In fact, market research with patients tells us that improved glucose control, in particular after meals, is the top reason why they stay on SYMLIN. This is consistent with what physicians tell us — that they primarily prescribe SYMLIN to improve overall and post-meal glucose control. SYMLIN has shown continued steady growth with a 14% increase in revenue quarter-over-quarter. We believe that the profile of SYMLIN, improving glucose control while leading to satiety and weight loss of patients on insulin, continues to provide an opportunity for significant growth. In addition, we plan two important improvements in 2007. One is to make the product available in a disposable pen delivery system which we believe and our market research supports will be more user-friendly than the current vial and syringe form. And the second is to expand the indications to — that include those individuals with Type II diabetes whose only insulin therapy is basal insulin, or once-a-day insulin, and who need better glucose control. This would approximately double the population of patients who could benefit from the addition of SYMLIN as a meal-time therapy.

We have submitted two label expansion applications to support these uses and are awaiting responses by the FDA. With approvals, we plan to introduce the pen and the new indication in the second half of 2007. With the pen delivery system and an important new indication along with an increased effort from our expanded field force, we believe SYMLIN’s market opportunity will continue to grow.

Now I would like to provide an update on BYETTA. We believe BYETTA’s unique combination of sustained glucose control and secondary benefit of weight loss with a reduced concern of hypoglycemia is leading health care professionals to rethink their therapeutic criteria for managing Type II diabetes. We’ve made significant investments in the last quarter of 2006 and the first quarter of 2007 to broaden market awareness and acceptance. During the first quarter, we rolled out new messages, executed on realigning and expanding our sales territories, increased our medical education programs and expanded our outreach to consumers while continuing to focus on affordable access to BYETTA. We expanded our focus on primary care physicians with a simple, clear message — sustained glucose control and a secondary benefit of weight loss — and our sales force started using this new message in the first quarter. This message includes information on the benefit of BYETTA in patients with high base-line A1C levels greater than 9% demonstrating an improvement in A1C of over 2% after 2.5 years of BYETTA use in these patients with poor glucose control. This was the first quarter that we promoted BYETTA use with TZDs, an expanded indication for which we gained approval at the end of 2006. During the quarter, we also received approval for and rolled out room temperature storage instructions for BYETTA. Patients can now keep their BYETTA pens at room temperature for the full 30-day in-use life of the pen, increasing the convenience of BYETTA use.

Now as you recall, we completed the expansion of our field force at the end of the fourth quarter in 2006, increasing our reach together with our collaboration partner, Lilly, to 65,000 physicians. Our expanded field force is now fully operational and aligned to the top diabetes health care practitioners, bringing information about BYETTA for diabetes to physicians. Our field force will continue to build on relationships with physicians and educators in their new territories.

Our commitment to challenging science includes a commitment to bringing innovative science behind our medicines to physicians through extensive medical education programs. We believe that medical education remains an important element of building an understanding of the BYETTA profile and we significantly expanded the number of programs we executed with health care professionals in the first quarter compared to the fourth quarter.

Our messaging also has been reinforced on the consumer side by the start of our BYETTA Let’s Talk program, designed to help educate people with Type II diabetes about the importance of leading a healthy, active lifestyle, including taking the right  medications. We will continue to reevaluate — sorry — to evaluate our opportunities to leverage the positive experiences that BYETTA patients have had. One critical part of continued success is patient access to our therapies, and that remains a major focus. We continue to actively discuss clinical data with managed care organizations and other payers to substantiate the value of BYETTA and SYMLIN for the patient and for the health care system. The majority of commercial and government payers have added BYETTA and SYMLIN to their formularies and preferred drug lists. We continue to increase our favorable formulary placement and have greater than 70% Tier 2 access in managed care. Both products have been awarded unique drug classification by the United States Pharmacopoeia, which is used by the Centers for Medicare and Medicaid Services for the Medicare Part D Drug Benefit. This has also helped us achieve positive access in the Part D space.

I would also like to discuss our live sampling program which we believe is a valuable tool in facilitating patient starts on BYETTA and an important investment in the future growth of the brand. Our goal coming out of the supply constraint of late last summer was to ensure product availability for any patient who could benefit from BYETTA. Sampling reassures health care providers with respect to product supply, enables physicians to educate new patients on their first BYETTA use and provides a promotional tool for our sales force in the face of new product entrants. We believe in the short-term samples depressed 5 microgram prescriptions though these have stabilized and have shown recent growth. 10 microgram prescriptions have continued to grow despite a marketplace with more choices, demonstrating strong underlying demand for BYETTA. This underlying demand is a reflection of our combined marketing efforts and resulted in a high-single digit percentage growth in 10-microgram prescriptions during the first quarter over the fourth quarter of last year. The proportion of 10-microgram prescriptions also grew to approximately 62% of total prescriptions in the first quarter. We have seen continued adoption of BYETTA in the first quarter. As of the quarter end, over 3 million BYETTA prescriptions have been filled since launch with over 75,000 health care professionals having prescribed BYETTA.

I would like to update you on BYETTA’s continued expansion opportunities. You may recall that in 2005, we received an approvable letter for a monotherapy indication for BYETTA. We believe that introducing BYETTA early in the continuum of care will be beneficial to patients and provides a platform for future product forms. To develop this opportunity, we initiated a monotherapy study last year and have completed enrollment in this study in the first quarter of 2007. We expect to have the results of this study in the second half of this year and plan to file for an expanded indication in the first half of 2008. In addition, our global partner Lilly is on track to launch BYETTA in Europe later this quarter.
I will now turn things over to Alain for a review of recent research and development activities.

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

Thanks, Dan. I will start with an update on our most important development program, Exenatide LAR, which is a once-weekly formulation of Exenatide, the active ingredient in BYETTA. As you know, this program is part of our alliance with Lilly and being developed in conjunction with Alkermes. In the first quarter, we completed enrollment of our ongoing clinical study and remain on track to report results in the fourth quarter of this year. As we’ve previously stated, this study includes approximately 300 subjects equally randomized to patients who will receive Exenatide LAR once weekly or BYETTA given twice daily. The efficacy endpoint is reduction in A1C and we believe that this study will provide us with the type of clinical data that we will need for our regulatory submission. All subjects who completed the 30-week control portion of the study will be offered the opportunity to receive Exenatide LAR in a study extension. The manufacturing of this product form has been a very important topic for us and our partners. We have completed manufacturing scale-up to the intermediate size batch and in fact this material is currently being used in our study.

Also, by using a third-party manufacturer, we have completed successfully engineering runs at a commercial scale. As a result of this work completed in 2006 and the progress made in the first quarter, we continue to be on-track to finalize the commercial manufacturing process for Exenatide LAR in the second half of 2008 in our manufacturing facility in Ohio.

Given our confidence in the success of BYETTA and the potential profile of LAR, we are also evaluating the potential to expand our manufacturing needs. The study product form is currently a self-administered subcutaneous injection with a small injection volume. Additional work is ongoing to refine the final commercial product form.

Next, I would like to update you on Amylin’s unique approach to the development of therapies for obesity. Our obesity program we call INTO, or Integrated Neurohormonal Therapies for Obesity. This program is based on the potential for combination therapies using peptides and protein hormones to achieve clinically important weight loss. We are assessing three molecular franchises — Amylin, PYY 3-36 and Leptin. Based on our preclinical and clinical data, an Amylin mimetic, such as Pramlintide, has the potential to play an important role in this integrated neurohormonal approach to obesity. We have a combination study ongoing with Pramlintide + Leptin. This proof of concept study will attempt to replicate the synergy of Pramlintide and Leptin observed in preclinical studies. This study is now fully enrolled and we expect results in the second half of 2007.

Another study currently underway is designed as a safety and tolerability study to evaluate the combination of Pramlintide and PYY 3-36. We are also continuing our Phase I program focused on our second generation Amylin mimetic optimized for weight loss. We have completed an initial Phase I study and based on preliminary results of that study, we have begun a second Phase I study to learn more. We now expect the Phase I program for this compound will continue into the second half of 2007.

Lastly, we have a combination study ongoing with Pramlintide and approved oral obesity agents phentermine and sibutramine. This Phase II-B study is designed to replicate preclinical data showing the additive effects of these combinations. Enrollment is now complete and we anticipate data from this study in the second half of this year.

Overall, the program for obesity at Amylin will produce multiple clinical results throughout the year and we look forward to sharing these with you. And now, I would like to pass you back to Dan to conclude the call.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Thanks, Alain. As you can tell, there is good progress in all aspects of the business. I would now like to just add a few more updates before we close.

As many of you know, the American Diabetes Association’s scientific meeting is coming up in June of this year in Chicago and once again we’re planning to have a significant scientific and commercial presence at that meeting. We have had approximately 20 abstracts accepted, including four oral presentations. Two of these will focus on BYETTA, the first presenting three-year open-label data and the second a comparison to insulin glargine. We will also have a presentation on obesity results with Pramlintide as well as one on the Leptin Pramlintide synergy seen in obese rats.

In addition, we will provide two educational grants to support medical education symposia. We will also have two commercial exhibits where attendees can learn about our company and our two first-in-class diabetes products. And, as we have for several years on Sunday evening, June 24, we will host an investor reception and conduct a web cast to review highlights from the meeting. A list of abstracts and Amylin’s activities at the ADA is now posted on our corporate Web site.

I would also like to mention that we elected Teresa Beck to join our Board of Directors and serve on our audit committee during the first quarter. Teresa was formerly CFO and then President of American Stores and served on the board of ICOS Corporation, among others. Her operational expertise and financial acumen will make her a valuable addition to our Board. Welcome, Teresa.

I would also like to mention two important management additions we recently made — Marcea Lloyd, who has joined us as a Senior Vice President, Legal and Corporate Affairs and General Counsel. Marcea has over 25 years experience in the health care industry, most recently serving as Group Senior Vice President, Chief Administrative Officer, General Counsel and Secretary of VHA, Inc. Marcea is also Chairperson of the Executive Leadership Foundation and an Associate of the Women’s Business Leaders of United States Health Care Industry Foundation.

Sarah Hanson has joined us as Vice President, Strategic Relationship Management. Sarah has over 10 years of leadership experience in health care and diabetes care, most recently at Roche Diagnostics. Sarah was also a former executive board member with the Juvenile Diabetes Research Foundation International in Indianapolis.

In addition, I would like to remind you that our annual meeting of stockholders will take place on Wednesday, May 23rd, at 10 AM Pacific time at our corporate headquarters.

So in summary, the first quarter of 2007 has been one of successful execution by Amylin. We have seen continued steady growth of SYMLIN and BYETTA and remain confident in our opportunity to continue growth throughout the year for both brands. We have also completed two important development milestones, including receiving approval of BYETTA use at room temperature and completing enrollment of the Exenatide LAR comparator study. Lastly, we have confirmed that our development programs are on track and that we expect data from these programs later in the year.

With that, I will conclude the formal portion of today’s call and turn things back over to the operator for your questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Jim Birchenough, Lehman Brothers.

Jim Birchenough - Lehman Brothers - Analyst

Just a couple of questions, one just on what you saw in the first quarter. Could you comment , Mark, perhaps on inventory levels for BYETTA and whether they changed from fourth-quarter levels?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

Yes, hi, Jim, thanks for your question. We really think that inventory levels, particularly at wholesales, did not change in terms of forward demand and really that the shipments in the quarter reflected demand for the product.

Jim Birchenough - Lehman Brothers - Analyst

And then just on sampling, you gave a fair amount of detail in the fourth quarter that samples approximated or were in fact greater than the 5-microgram prescriptions. Could you give us any detail in the first quarter of how sampling trended? Did it come in? SG&A was down sequentially — just wondering if that was a reflection of samples coming down in volume.

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

I will comment on the SG&A. I think it was down slightly from the fourth quarter, and remember, we did initiate our sampling program — actually initiated it in September, but the bulk of it was done in the second half of the fourth quarter. Sampling continued, certainly continued into the first quarter, Jim, so I wouldn’t really think of that as the reason for the slight decline in SG&A. SG&A does fluctuate a little bit in terms of our other marketing programs and I wouldn’t really ascribe it to sampling necessarily.

Jim Birchenough - Lehman Brothers - Analyst

Just one final question on the LAR and I will jump back in the queue. Alain mentioned that the ongoing open-label study is the type of study that could support registration. I just want to make sure that that’s suggesting that this is the only study that will be required for approval and not an indication that there could be other studies of this type required for approval.
Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

So, I said we’ll provide the clinical data, the type of clinical data, that we think will be required for our registration package, and so we have an agreement with the agency with respect to the requirements. The agency of course is at liberty to request further studies and we are in conversation with the agency. We will be discussing our bridging strategy from the different scale manufacturings of LAR product and the agency may require us to do further studies. We may also decide to do further studies with respect to enhancing our label at launch as well.

Jim Birchenough - Lehman Brothers - Analyst

Thanks for taking the questions.

Operator

Mark Schoenebaum, Bear Stearns.

Mark Schoenebaum - Bear Stearns - Analyst

Thanks for taking my question. My question is also on LAR, if you don’t mind. Since we’re getting somewhat close to the data, maybe you guys could outline expectations for this trial. Do you think it’s appropriate for those of us on the street to expect the Phase III LAR data to look like the Phase II LAR data, in terms of A1C control and weight loss? That’s number one, and that’s just a general expectation question. Number two, the second question is — could you actually go over the powering a little bit of the Phase III trial for LAR? I think it’s a non-inferiority powering, but maybe you could you tell us how different the point estimates can be to still be declared non-inferior. And is there also a superiority analysis embedded in that trial?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

Thanks for the question, Mark. So your first question related to how much we can count on the Phase II-B data to predict the results of the current trial, and I think that there are several ways of looking at it, but clearly there is no placebo group in this current open label trial so it’s a comparator study. So, we’re thinking about, therefore, HbA1c decline from baseline, not to placebo. As you recall, the Phase II study showed a decline in baseline HbA1c of about 1.7% at 15 weeks. And as you recall as well, given the once-weekly administration, steady-state concentrations of the drug in the circulation are not achieved until about the fifth to sixth week. So in actual fact, patients were exposed to therapeutic concentrations that were targeted by the dosing for only approximately seven to eight weeks. And as you recall, the HbA1c was continuing to decline at 15 weeks. Therefore, I think it’s not unreasonable for us to expect the data to be similar. What could happen that could derail that? Well, certainly the issues of antibodies has come up several times. The antibodies do increase from the second to the fourth month, and the pattern of antibody production has not been different in our Phase II-B study than what we have seen with BYETTA BID. And, therefore, we don’t think that this issue will alter the expectation of our current study, and that in fact in answer briefly to your question, we expect the data to be very similar to the Phase II study.

Mark Schoenebaum - Bear Stearns - Analyst

And weight loss as well?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

On weight as well.

Mark Schoenebaum - Bear Stearns - Analyst

And can you remind us of the Phase II-B weight loss?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

The Phase II-B weight loss, there was an 8.4-pound reduction at 15 weeks in the Phase II study, and this was still progressive.

Mark Schoenebaum - Bear Stearns - Analyst

So you think it would be more than that, since this is a 30-week trial?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

It’s not possible to say that it would be more, it is possible that more patients will achieve more weight loss, but that the overall mean average weight loss may not be any different.

Mark Schoenebaum - Bear Stearns - Analyst

Okay, great. Then how was it powered versus the BID comparator — noninferiority, superiority, etc.?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

So as you know, it’s a noninferiority trial and the margin of difference is at 0.4 HbA1c, and when you power a study for noninferiority, actually you’re powering to a relatively small difference, which is 0.4. And therefore, you’re overpowering for superiority. So in fact, if the Phase II data are replicated in this study, we fully expect this study to show superiority to BID.

Mark Schoenebaum - Bear Stearns - Analyst

And this is an open-label trial, correct?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

Correct.

Mark Schoenebaum - Bear Stearns - Analyst

Thank you.

Operator

Thomas Wei, Piper Jaffray.

Thomas Wei - Piper Jaffray - Analyst

Just on the first quarter numbers for BYETTA here with the sampling program and your various efforts to stimulate demand for BYETTA. Can you share with us your perspectives on how demand has tracked relative to your expectations?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Thanks for calling in this morning. I think it’s fair to say that we’ve seen actually very nice, consistent, steady growth in the 10-microgram line I think as you have noted in a number of reports over the quarter, and we believe that this is driven by the total composite marketing efforts over the quarter. As I mentioned in the formal part of the call, we’ve actually undertaken a number of initiatives, including sharpening our message to primary care physicians, getting in place our sales force expansion and realignment, increased med-ed programs, our consumer efforts, as well as continuing to focus on reimbursement. So sampling is only one part of our marketing mix as we believe it has continue to drive steady demand. As I have also noted, the 5-microgram prescriptions as a result of our sampling efforts were depressed. However, we have seen in recent weeks that that has stabilized and indeed has increased over the last couple of weeks. So we are pleased that that is now kicking back up and we believe that we have a stable situation with regards to samples in the marketplace.

Thomas Wei - Piper Jaffray - Analyst

Can you remind us, what is the capacity of the LAR plant and a little bit more detail on the plans for expansion that you mentioned in the prepared comments?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Actually, I don’t think there’s anything for me to remind you of because I don’t think we have ever actually stated what the capacity of our LAR manufacturing facility would be. But just to say that as a result of the continued growth in demand of BYETTA and our increased confidence in the profile of LAR, as Alain mentioned, we are considering potential expansion of the facility over and above what we have noted in previous times. We will not be giving specifics of the capacity for that facility, but just to say that we intend to have adequate capacity to launch the product in a timely manner.

Thomas Wei - Piper Jaffray - Analyst

Thanks very much, I will jump back in the queue.

Operator

Steve Harr, Morgan Stanley.

Steve Harr - Morgan Stanley - Analyst

Just a quick question on your BYETTA sales force expansion. What type of fall-through are you seeing there, and how long do you expect it will take for us to see the field force expansion translate into meaningful top-line growth?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Just to say, well, we have talked on our last quarter call that we had expanded in the fourth quarter our field force, and we now have 550 people in the field. As a result of that effort, we had to realign all the territories for our entire field force as well as — which I think created in about a third of all relationships being disruptive that we had in the field. Additionally, a number of the top performing salespeople were promoted into management positions in the fourth quarter as well, so that actually resulted in I would say changes in some of the key relationships that we had with physicians in the field. My expectation is that that generally takes with a field force realignment somewhere in the region of six to nine months to work through and we’re starting to see I believe some of the impact now, but I think it will continue through the second quarter.

Steve Harr - Morgan Stanley - Analyst

Is there anything — I’m sorry — at ADA that you expect — I know you say the abstracts are online — around either BYETTA or BYETTA LAR that is really going to affect the way that we view these drugs, or is this an incremental median as we wait for the full next set of data from the monotherapy trial, as well as LAR later this year? Thanks.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Steve, I wouldn’t want to anticipate your interpretation of our data. However, what I would say is that we’re very excited about the sustained efficacy data that we’re presenting for three years exposure to BYETTA. Additionally, the data that is being presented on the use of Pramlintide for the treatment of obesity, and of course the rat data that’s being presented for Pramlintide with Leptin is also very important. So I think that we’re actually very excited about what we’re doing at ADA this year. We think that it will further reinforce the strong position that the Company has in the area of metabolic diseases and reinforce the value of our two medicines.

Steve Harr - Morgan Stanley - Analyst

Great, thank you.

Operator

Meg Malloy, Goldman Sachs.

Meg Malloy - Goldman Sachs - Analyst

I was wondering if you could share your perception of how the penetration is actually going with respect to type of diabetes patients. So just as your label expanded to include TZDs, but if we look at the overall composition of the patients, what percent might be starting with metformin, sulfonylurea, what percent after TZDs? And to the extent that — I know it’s very early days, but what are you hearing in terms of the impact of Januvia? Thanks.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Just to say that I think that penetration is occurring according to our expectations. In terms of where in the continuum of care, I think it’s fair to say that we’re seeing BYETTA use across the continuum of care. Certainly of late, the introduction of Januvia I believe has really been focused on replacing sulfonylureas in TZDs and is being used earlier in the continuum of care than BYETTA is in the majority of cases. So that will give — I gives you some general view of where BYETTA is being used. But I would say, it is being used across the continuum of care, and certainly we believe that it continues to have very significant upside potential.

Meg Malloy - Goldman Sachs - Analyst

Thank you for much.

Operator

Yaron Werber, Citigroup.

Unidentified Participant

This is actually [Unidentified Participant] for Yaron Werber. Thanks for taking my question. I have a question related to BYETTA sales for quarter one. We saw some modest increase in 10-mic 10s, as well as — and in terms of volume, can you maybe clarify where that revenue is coming from? We also saw an increase in

BYETTA price in early February. If you could maybe give us some idea about where — what is driving that revenue increase, whether it’s coming from the volume or a price increase.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

We certainly believe, and Mark can comment on this as well, but we certainly believe that a significant proportion of the increase in sales is driven by an Rx increase. You’ve seen very steady, continuous increase in the 10-microgram prescriptions across the quarter. When you’re looking at revenue of course it’s the combination of the 5s and the 10s, and as I mentioned in my formal remarks, we did see diminution in the 5-microgram prescriptions, but that was almost totally accountable by the fact that we used an increased number of samples in the first quarter. Remember, the 5-microgram represents about a third of our business. I mentioned that 62% of our business was driven by the 10-microgram prescriptions. Maybe Mark, you would like to add as well?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

Yes. Certainly, our reported revenue benefits from the price increase, but as Dan stated, the 10-microgram growth that we talked about being high-single digit was prescriptions.

Unidentified Participant

Thank you.

Operator

Ian Somaiya, Thomas Weisel Partners.

Ian Somaiya - Thomas Weisel Partners - Analyst

Thank you, good morning. Just two questions. First was just on the rate of compliance with the current formulation with BYETTA — of BYETTA, and what impact would you expect the removal of the refrigeration to have on compliance?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

I think it’s fair to say that we believe the compliance that we’re seeing with BYETTA is typical with that being seen with the injectable diabetes products, and we are not seeing any particular difference with BYETTA relative to other products. With regards to the refrigeration, we believe that that will make it significantly more convenient for patients, particularly those people who have lifestyles which involve significant travel where it enables them to have the product with them at all times without having to find refrigeration.

Ian Somaiya - Thomas Weisel Partners - Analyst

When you say it’s typical, out of the 60 or so doses a month a patient would take, how many does a given take — a patient take of BYETTA? How many doses are they missing that month?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

You know, I think it’s fair to say that we believe patients are taking over 80% of their doses over the month, which is normal with regards to most chronic medicines.

Ian Somaiya - Thomas Weisel Partners - Analyst

And just the one last question on LAR. I guess several years ago, you had outlined also plans to develop bi-weekly and monthly formulations of LAR. I was wondering how those plans are going — are you still pursuing development of those products?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

We currently have no firm plans at this stage, but certainly in the life cycle management of LAR, these will be top of mind.

Ian Somaiya - Thomas Weisel Partners - Analyst

Thank you very much.

Operator

Mike King, Rodman and Renshaw.

Mike King - Rodman and Renshaw - Analyst

Not to parse this too finely, but just wondering if you could give us a sense qualitatively of sort of the pace of sampling. It’s our perception from speaking to physicians that there was a — I know, Mark, you talked about 4Q and 1Q — but that there had been much more aggressive sample-dropping in the 4Q and early part of

1Q, and that might have moderated lately. And so I’m just wondering if you could maybe give us some thoughts on that?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Hi, Mike, maybe I could just comment on that. As I said in the formal part of the call, sampling — we reinitiated sampling to a higher degree in the fourth quarter, and over the first quarter we’ve been consistent in providing samples into the marketplace. We continually assess and evaluate the mix and the extent that we use samples, but I would also stress to you that samples are actually only one of the tools that we’re using to drive patient demand. And I think it’s fair to say that in the first quarter, I would highlight our efforts with regards to other tools that we have used in the marketing mix, in particular our medical education and of course the realignment of our sales force, which I believe will have a greater impact overall to our future demand creation. The other thing I would note as well as of course is the new messaging that we have been using with primary care physicians.

Mike King - Rodman and Renshaw - Analyst

The one thing we have heard that the docs actually like about the sampling is that you can actually give the patient a sample in the office and train them at that same time, rather than have them write the script, go get in from the pharmacy and come back. So I’m just wondering, as the patient population grows, how do you avoid sort of the slippage that might be created if the sample isn’t right there in the physician’s office, or do should we expect sort of a continuous, steady state of sampling going forward?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

I think it’s fair to say that we will definitely be ensuring that we continue to sample to meet demand, and if that’s what you mean by steady state, then I think that’s correct.

Mike King - Rodman and Renshaw - Analyst

Okay, great. And then I just had a quick question balance sheet wise for Mark. I saw at the end, in your K, you guys list $767 million cash and some change, and then at the end of the first quarter, you said, did I hear you correctly, $635 million?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

Yes.

Mike King - Rodman and Renshaw - Analyst

Okay, so was there a large capital expenditure at —?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

Exactly, Mike. Certainly we’ve been talking about Ohio and our facility for Exenatide LAR and the first quarter was a big quarter there. And certainly when we file our 10-Q, you will see the cash flow statement. But we had approximately $80 million of capital expenditures in the quarter, and I would say that 75% of that is focused on Ohio.

Mike King - Rodman and Renshaw - Analyst

Okay, got it, thanks.

Operator

Phil Nadeau, Cowen and Company.

Phil Nadeau - Cowen and Company - Analyst

Thanks for taking my questions, just a couple of questions. First, could you remind us of the design of the Pramlintide + Leptin trial?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

This study is a three-arm study. It basically is placebo-controlled so to control for the frequency of injections, so it’s Pram, plus placebo, Leptin plus placebo, and then Pram + Leptin. It’s a 24-week study with a four-week lead-in period. There are about 180 patients that are recruited, and we hope to randomize more than 125, which we have because the steady obviously is fully enrolled at this point. So this is a study that’s designed to look at trends between the groups with respect to differences in the rate of weight loss, and also absolute differences in weight loss. We don’t expect that the weight loss in this study, although it’s speculative, will be in any way flattening out at the 24-week period, but that we will be able to see, as I said, absolute differences, as well as differences in slopes of weight loss.

The rationale for the study of course is that in animals that are Leptin-resistant that are diet-induced in terms of their obesity, which is really I think the same case for humans. Most human obesity is diet-induced. These individuals, as you know, are Leptin-resistant, and the rats as well. We’ve been able to unlock the effects of Leptin by treating the animals with Amylin, and we hope to do the same in humans with treatment with Pramlintide.

Phil Nadeau - Cowen and Company - Analyst

Okay, great. That was really helpful. And then on the Pramlintide plus PYY trial, when might we see that data?

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

We have currently no plans to share those data. It was a safety and tolerability study which we felt was necessary in order to embark on a more ambitious triple-combination study, which we hope to commence next year where we are combining or hope to combine PYY 3-36, Pramlintide and Leptin. We wanted to assure, and we didn’t have this exposure in humans, that two compounds that slowed gastric empyting, etc., etc., could be used safely and be well tolerated. And we will certainly at some point in time share with you the top line results, but we have currently no plans.

Phil Nadeau - Cowen and Company - Analyst

One final question for Mark, just a housekeeping question. Mark, could you let us know what the stock comp numbers were for the expense lines in this quarter?

Mark Foletta - Amylin Pharmaceuticals, Inc. - SVP Finance, CFO

Let me gather that up, Phil. So far, SG&A it’s $8 million of stock comp, and for R&D it’s $5 million.

Phil Nadeau - Cowen and Company - Analyst

Perfect, thanks a lot.

Phil Nadeau - Cowen and Company - Analyst

So, $13 million total in the quarter.

Phil Nadeau - Cowen and Company - Analyst

Thank you for taking my question.

Operator

Jim Reddoch, FBR.

Jim Reddoch - FBR - Analyst

Real quick question on sampling again or just how long it takes to get up to a paying script. What is the typical time from the start of, say, a sampled 5 to a paying 10, and how does that compare to the typical time of going from a paying 5 to a paying 10? I’m hoping you have actually looked at that before.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

Just to say what you just asked us is one of the most complex equations known to man. And believe me, we have been trying very hard to understand this equation ourselves. Remember, one of the things is that number of patients who start on 5-microgram samples actually stay on 5 microgram and get prescriptions for 5-microgram prescriptions. So it’s not a simple conversion, but everybody who goes on a 5-microgram sample will go to a 10-microgram pen. But we believe that, on average, patients who start on a 5-microgram sample will proceed to a 10-microgram prescription within a two- to three-month time period.

Jim Reddoch - FBR - Analyst

I guess I’m asking also, what is the change in that since sampling has really ratcheted up versus say 12 months ago when it has taken longer on average for the people who do go to 10, if it’s taking longer on average for them to get to the 10?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

That is a great question. We don’t have specific data on that at this point in time, but what I would say is, certainly, it does open the possibility that it could be longer because definitely we do have anecdotal reports that some physicians are using more than one sample to initiate a patient onto BYETTA therapy.

Jim Reddoch - FBR - Analyst

Yes, that’s really what I’m getting at.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

I don’t have quantitative data to share with you on this call.

Jim Reddoch - FBR - Analyst

Do you think you may in future calls?

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

I think one of the things that we’re going to look at is — and continue to look at is whether or not demand is being suppressed by having too many samples in the field. We don’t believe that’s the case at this time, we believe actually that we are matching quite nicely demand creation with samples in the field and we’ll continue to monitor that. Again, samples — I just reiterate what I said earlier in the call, and that is that, at the end of the day, samples enable prescribing. They are part of the marketing mix and I would suggest to you that there are other aspects of our marketing mix which potentially would be more powerful in demand creation than samples.

Jim Reddoch - FBR - Analyst

Okay, thank you.

Operator

Matt Osborne, Lazard.

Matt Osborne - Lazard - Analyst

Just one quick question on Exenatide LAR. If you can comment on the type of patient that is being enrolled in the comparative study and how that may benefit you in terms of a differentiated label claim versus BYETTA right out of the gate upon approval? Thank you.

Alain Baron - Amylin Pharmaceuticals, Inc. - SVP, Research

Actually, the study currently underway is enrolling the span of patients across the continuum of the disease, anywhere from diet and exercise to patients treated with any of the three major classes of oral agents — metformin, sulfonylurea and TZDs. In other words, by the time LAR is approved, it will have essentially the same indication as BYETTA BID. So the differentiation between the two products will be based on efficacy, and if the efficacy is sustained in the current study that we saw in Phase II-B, the efficacy is almost doubled; and of course, weight loss and compliance. So these will be highly differentiated products on very meaningful differences in the marketplace.

Matt Osborne - Lazard - Analyst

Thank you.

Dan Bradbury - Amylin Pharmaceuticals, Inc. - President, CEO

I believe that was our last question, so I would just like to say thank you to everybody for joining us here early in the morning on the West Coast, so particularly thank you to the analysts who joined us from the West Coast. And we look forward to speaking to you again next quarter and seeing many of you at our annual general meeting, as well as at our investor conference at the American Diabetes Association. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.